Exhibit 99.5
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                        Costa Brava Partnership III, L.P.
                 Roark, Rearden & Hamot Capital Management, LLC
                               420 Boylston Street
                           Boston, Massachusetts 02116

                                                                   March 9, 2006

VIA FACSIMILE AND FEDERAL EXPRESS

Michael A. Sosin, Secretary
TechTeam Global, Inc.
27335 W. 11 Mile Road
Southfield, Michigan 48034

Re:  Shareholder's Supplement to Notice of Intent to Nominate Persons for
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     Election as Directors of TechTeam Global, Inc.
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Ladies and Gentlemen:

         Costa Brava Partnership III, L.P. ("Costa Brava") hereby submits this supplement (this "Supplement") to update information contained in the notice delivered on February 23, 2006 pursuant to the requirements set forth in Article I, Section 1 of the bylaws, as amended and restated on May 25, 2005, of TechTeam Global, Inc. ("TechTeam" or the "Company").

         On February 1, 2006, Mr. R. David Moon became Managing Director at Coyne Partners LLC, a consulting firm. He is no longer a partner of Tatum Partners.

         On March 8, 2006, Costa Brava filed a complaint against TechTeam in the Court of Chancery of the State of Delaware, seeking an order to compel TechTeam to make the Company's list of stockholders and certain other books and records available for inspection and copying by Costa Brava pursuant to 8 Del. C. ss. 220 ("Section 220").

         We are not aware of any other disclosure regarding Mr. Moon, the other Nominees or Costa Brava that is required pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended.

         Neither the delivery of this Supplement nor any delivery by Costa Brava of additional information to the Company from and after the date hereof shall be deemed to constitute an admission by Costa Brava or any of its affiliates that such delivery is required or as to the legality or enforceability of the Company's bylaws or any other matter, or a waiver by Costa Brava or any of its affiliates of its right to contest or challenge, in any way, the enforceability of the Bylaws or any other matter.

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                                       Very truly yours,

                                       COSTA BRAVA PARTNERSHIP III, L.P.

                                       By: Roark, Rearden & Hamot, LLC
                                           its General Partner

                                       By: /s/ ANDREW R. SIEGEL
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                                           Andrew R. Siegel
                                           Senior Vice President


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